Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-139619

Prospectus Supplement No. 1
To
Prospectus dated May 1, 2007
SILVER RESERVE CORP.
33,946,787 Shares
 Common Stock
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This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements the Prospectus dated May 1, 2007, (the “Prospectus”) of Silver Reserve Corp. (“Silver Reserve” or the “Company”) relating to the offer and sale by the selling shareholders identified in the Prospectus of up to 33,936,787 shares of the Company’s common stock. On December 22, 2006, the Company filed a registration statement on Form SB-2 that was declared effective by the Securities and Exchange Commission (the “SEC”) on April 24, 2007 (the “Registration Statement”). On May 1, 2007, the Company filed a Prospectus with the SEC. On May 2, 2007 the Company filed Post-Effective Amendment No. 1 to the Registration Statement, pursuant to Rule 462(d), solely to file exhibits to the Registration Statement (the “Post-Effective Amendment”). This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

The purchase of our stock involves a high degree of risk. See “Risk Factors” in our Prospectus for a discussion of factors you should carefully consider before purchasing the shares offered by the Prospectus.
___________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved of these securities or determined of the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 8, 2007.

Regulatory Action with Respect to Mill Site in Mineral County, Nevada

On April 30, 2007, representatives of the Company met with representatives of the United States Bureau of Land Management (the “BLM”) to discuss a letter of October 3, 2005 (the “2005 Letter”) that was issued by the BLM to International Energy Resources (“International”), the prior owner of our mill site in Mineral County, Nevada. The 2005 Letter was not disclosed to the Company by International and the Company did not become aware of it until the Company contacted the BLM in April of 2007. While the Company believes that International responded to many of the items cited in the 2005 Letter prior to conveying its rights in the property to the Company, the Company, as the owner/operator, has a legal obligation to address the unresolved items in the 2005 Letter. In conjunction with its resolution of the unresolved items in the 2005 Letter, the Company will assume responsibility for any other violations which may arise on the site. As of the date of this Prospectus Supplement, it is not clear which items in the 2005 Letter remain unresolved and the Company is unable to estimate the cost. Discussions between the BLM and the Company are ongoing and further work needs to be performed to determine the scope of the clean-up.

The Company has notified International that it believes there has been a misrepresentation under the Property Purchase Agreement dated August 1, 2006 between International and the Company. The Company has reserved all of its legal rights.

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